Hyorc Corporation

March 13th, 2026

Transfer Online
512 SE Salmon St
Portland, OR 97214

Ladies and Gentlemen:

Hyorc Corporation (the "Company") and GS Capital Partners, LLC (the "Investor") have entered into financial transactions that require the Company to set up shares reserves for their account.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock ("Common Stock") of the Company (initially 5,000,000 shares for these transactions) for issuance as the Investor may direct. In the event, that the price per share of the Common Stock falls significantly below the closing price on the date of this letter, the Investor may from time to time provide you with written notice to increase the number of shares of Common Stock so reserved, upon receipt of a board resolution or treasury order signed by the Company.

The ability to convert the Settlement in a timely manner is a material obligation of the Company pursuant to the Settlement. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate a Conversion Notice (defined below) your firm and the Company agree that the Conversion Notice should be completed using authorized but unissued shares of Common Stock that the Company has available, upon receipt of a board resolution or treasury order signed by the Company, without any further action or confirmation by the Company: (A) upon your receipt from the Investor of: (i) a notice of conversion ("Conversion Notice") executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance, and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not "restricted securities" as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) upon your receipt from the investor of a representation letter that the number of shares to be issued is less than 9.99% of the total issued common stock of the Company. The representation letter signed by the Investor stating they are below 9.99% ownership will be sufficient to issue the requested shares.

The Company hereby requests that your firm act within 72 business hours, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. The request shall be honored, and shares issued within 72 business hours.

Notwithstanding anything herein contained to the contrary, Transfer Online, Inc. is not a party to the Agreement and is acting only in the capacity of an administrator. In addition, the Company must be current in all amounts owed to Transfer Online, Inc. and in good financial standing with Transfer Online Inc., before

the issuance of any shares of the Common Stock herein.

Should a legal dispute or litigation arise between the Company and the Investor, as a result of the Company's failure to be current in all amounts owed to Transfer Online, Inc., which might cause a delay in the issuance of shares of the Common Stock hereunder, Transfer Online, Inc. shall not be included in any litigation between the Company and the Investor, nor have any liability to the Company or the Investor. If the Company's account with Transfer Online is not in good standing, the Investor may be provided with the amount owed to Transfer Online, Inc. and may have the right to pay the outstanding balance in full. No conversion will be done unless the Company's account with Transfer Online is paid in full.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Investor and Company expressly understand and agree that nothing in this irrevocable Transfer Instruction Agreement shall require or be construed in any way to require the transfer agent to do, take or not to take any action that would be contrary to any federal or state law, rule, or regulation including but expressly not limited to both the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934 as amended, and the rule and regulations promulgated there under.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability, or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that the Transfer Agent resigns as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days.

You are also authorized to release any information you deem necessary towards processing clearing and settlement of the shares arising from this reservation.

The Investor is intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

ACKNOWLEDGED AND AGREED:

COMPANY

Hyorc Corporation

By: ______________________
Name: K. Reginald Fubara
Title: CEO

TRANSFER ONLINE

By: ______________________
Name: Lori Livingston
Title: President & CEO

INVESTOR

GS CAPITAL PARTNERS, LLC

By: ______________________
Name: Gabe Sayegh
Title: President